UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January  20, 2014

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January  20, 2014, Premier Alliance Group, Inc. (the “Company”) appointed Kent Anson, age 54, to serve as Chief Executive Officer for the Company.  On January 20, 2014, Mark Elliott, the Company’s current Chief Executive Officer, was appointed to serve as the Chief Operating Officer of the Company.

Mr. Anson has held senior level management positions at General Electric from 1984 to 1999 including Product Line Manager, Branch Manager, Global Engineering & Construction Market Manager, and M&A/BD Manager.  At Honeywell International, Inc., from 2002 thru 2013,  Mr. Anson held roles including director, large & complex projects, vice president of higher education and vice president of global energy at Honeywell Building Solutions. Mr. Anson has had Profit and Loss responsibility for leading business units  ranging in size from $10 to $600 million in annual sales. Mr. Anson has hands on experience in sales, product development, engineering services,  complex financing solutions, and mergers & acquisitions.  Mr. Anson received a BS degree from the University of South Carolina and an MBA from the University of Bridgeport.

The Company has agreed to pay Mr. Anson a base salary of $275,000 annually. Mr. Anson shall also receive a $100,000 signing bonus and will be eligible for a minimum guaranteed bonus of $100,000 payable at the end of 2014.  Mr. Anson also will receive an option to purchase an aggregate of 800,000 shares of common stock which will vest over a three year period.

There are no arrangements or understandings between Mr. Anson and any other person pursuant to which Mr. Anson was appointed as Chief Executive Officer of the Company. Mr. Anson has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release on January 21, 2014 announcing the changes to its executive team as disclosed in this Item 5.02. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated as of January 20, 2014, by and between Premier Alliance Group, Inc. and Kent Anson, Chief Executive Officer.

10.2	Press release dated as of January 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: January 21, 2014	By:	/s/ Ken Smith
Ken Smith
Chief Financial Officer